SAFETY-KLEEN CORP.
                         SUBSIDIARIES OF THE REGISTRANT

     The following are wholly-owned subsidiaries of the Company and include all subsidiaries other than those which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                            JURISDICTION OF
           NAME                              INCORPORATION

Safety-Kleen Canada, Inc.                Canada

Safety-Kleen U.K. Limited                United Kingdom

Safety-Kleen Beteiligungs GmbH           Germany